Exhibit 10.27

Severance Agreement

1.     This agreement is entered into by Cogent Communications, Inc. (“Cogent”) and the executive employee signing this Agreement, below (“Executive”).  It replaces the severance agreement entered into on September 15, 2003.

2.     As an inducement for Executive to focus his or her full efforts on Cogent’s business without undue concern for future employment the parties have agreed to this revised severance agreement. This severance is not intended to reduce any severance arrangement provided for in Executive’s offer letter or other agreement.  In any case in which such offer letter or other agreement provides a greater severance compensation with respect to cash payment or continuation of benefits Executive shall receive the greater cash payment or benefit.

3.     If Executive is terminated other than for Cause (as defined below) or Executive terminates his or her employment for Good Reason (as defined below), Executive shall continue to receive his or her salary (reduced by all mandatory withholdings for taxes or other governmentally required payments such as garnishments) for 12 months following the date of termination, i.e. Executive shall be paid through the 365th day following the date of termination.  However, if the termination follows a Change of Control (as defined below) such payment shall be made as a lump sum within 5 days of termination. Salary means Executive’s salary before voluntary withholdings and reductions (such as those for parking, 401(k) plan, medical, dental, and life insurance) and before mandatory withholdings for taxes and other governmentally required payments such as garnishments.  At the election of Executive, the employee share of the cost of benefits (provided in paragraph 4) may be paid through a salary reduction agreement (in order to make such payments with pre-tax income).  If the amount payable under this paragraph is less than the amount payable under Executive’s offer letter or other agreement no payment shall be made under this paragraph and Executive shall instead receive the payment provided for in the offer letter or other agreement.

4.     If Executive is terminated other than for Cause or Executive terminates his or her employment for Good Reason, Executive shall continue to receive through the last day of the twelfth month following the month in which termination occurs health insurance, dental insurance, life insurance (to the extent paid by the company), and long term disability insurance.  Cogent shall pay the company share of such benefits and Executive shall pay the employee share, e.g. the employee portion of the premium for health and dental insurance.  The employee share and company share shall be the same as currently applicable to the benefits at the time of termination.  If the value of the benefit under this paragraph is less than the benefit under Executive’s offer letter or other agreement no benefit shall be provided under this paragraph and Executive shall instead receive the benefit provided for in the offer letter or other agreement.

5.     If Executive is terminated other than for Cause in conjunction with or within 90 days following a Change of Control, Executive shall on the date of notification of such termination become fully vested in any restricted stock, options, or other similar incentive plan involving vesting.  If the provisions of any document granting stock, options or incentives provide for vesting more beneficial than provided in this section the terms of that document shall control the vesting of the stock, options, or incentive granted by the document.

6.     For purposes of this agreement, Cogent shall have “Cause” to terminate the Executive’s employment hereunder (i) upon the Executive’s conviction for the commission of an act or acts constituting a felony under the laws of the United States or any state thereof, or (ii) upon the Executive’s willful and continued failure to substantially perform his or her duties hereunder (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness), after written notice has been delivered to the Executive by Cogent, which notice specifically identifies the manner in which the Executive has not substantially performed his duties, and the Executive’s failure to substantially perform his duties is not cured within ten (10) business days after notice of such failure has been given to the Executive. No act or failure to act on the Executive’s part shall be deemed “willful” unless done or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of Cogent.

7.     “Good Reason” shall mean the occurrence (without the Executive’s express written consent) of any one of the following:

a.               the assignment to Executive of duties inconsistent with the Executive’s status as a senior executive officer of the Company or a substantial adverse alteration in the nature or status of the Executive’s responsibilities; or

b.              if Executive is an attorney, resignation required by any applicable law, regulation, rule, or code of professional responsibility; or

c.               a reduction in Executive’s salary; or

d.              relocation of Executive’s principal place of employment outside of the Washington, DC area.

e.               The parties agree that for purposes of this agreement and any other agreement (including a stock or option grant) that an event (such as an acquisition of Cogent) where Executive remained chief legal officer of Cogent but did not become chief legal officer/general counsel of the parent company would constitute “the assignment of duties inconsistent with your status as a senior executive officer of the Company or a substantial adverse alteration in the nature or status of the Executive’s responsibilities.”

8.     “Change of Control” shall mean any of the following: (i) a consolidation, merger or reorganization of Cogent Communications Group, Inc. with or into any other corporation or corporations in which the stockholders of Cogent Communications Group, Inc. immediately before such event shall own fifty percent (50%) or less (calculated on an as converted basis, fully diluted) of the voting securities of the surviving corporation; (ii) a transaction or series of related transactions, other than an underwritten public offering, in which at least fifty percent (50%) of Cogent Communications Group, Inc.’s voting power is transferred; (iii) the sale, transfer or lease of all or substantially all of the assets of Cogent Communications Group, Inc.; (iv) the acquisition of shares of capital stock of Cogent Communications Group, Inc. (whether through a direct issuance by Cogent Communications Group, Inc., negotiated stock purchase, a tender for such shares, merger, consolidation or otherwise) by any party or group that did not beneficially own a majority of the voting power of the outstanding shares of capital stock of Cogent Communications Group, Inc. immediately prior to such purchase, the effect of which is that such party or group beneficially owns at least a majority of such voting power immediately after such event; or (v) the consummation by Cogent Communications Group, Inc. of a plan of complete liquidation of Cogent Communications Group, Inc.

9.     Executive shall be entitled to 4 weeks of vacation per year.

10.   Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to any act or failure to act constituting Good Reason hereunder. Notwithstanding the foregoing, a termination shall not be treated as a Termination for Good Reason if the Executive shall have consented in writing to the occurrence of the event giving rise to the claim of Termination for Good Reason.

11.   Executive shall be entitled to the indemnification set forth in the certificate of organization of any entity for which he or she performs services to the maximum extent permitted by law.  Executive shall also be entitled to the protection of any insurance policies Cogent may elect to maintain generally for the benefit of its directors and officers.

12.   Executive agrees that he or she remains an employee at will whose employment may be terminated at any time with or without cause.

13.   Cogent agrees that Executive is giving consideration for this agreement by relying upon its provisions in determining whether or not to seek other employment.

Accepted and agreed to:

Cogent Communications, Inc.		Executive

By:	/s/ David Schaeffer	/s/ Robert N. Beury, Jr.
Name:	David Schaeffer	Name:	Robert N. Beury, Jr.
Title:	Chief Executive Officer	Date:	March 12, 2007
Date:	March 12, 2007